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Exhibit 16.1


April 7, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Loudeye Corp. (copy attached), which we understand will be filed with the Commission pursuant to regulation S-K item 304 as part of the Company's Form S-1 Registration Statement dated April 8, 2005. We agree with the statements concerning our Firm in such Form S-1 Registration Statement.

PricewaterhouseCoopers LLP makes no comment whatsoever on the current status of the material weaknesses identified or to any remedies applicable thereto.

Sincerely,

/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP